Asure Software Announces Receipt of NASDAQ Staff Determination Letter

AUSTIN, TX -- 08/08/2008 -- Asure Software (NASDAQ: ASUR) (the "Company") today announced that on August 5, 2008 the Company received a NASDAQ Staff Determination letter indicating that the Company currently fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5) and that its securities are, therefore, subject to delisting from the NASDAQ Global Market. The Company has requested a hearing before a NASDAQ Listing Qualifications Panel to appeal the Staff Determination. Although there can be no assurance the Panel will grant the Company's request for continued listing, the Company's hearing request has automatically stayed the delisting of the Company's securities, which will continue to trade on NASDAQ under the ASUR symbol. At the hearing the Company intends to present a plan to the Panel to resolve the Company's bid price deficiency and regain compliance with Marketplace Rule 4450(a)(5) within a period of up to 180 days from the date of the Staff Determination letter. Commenting on the Staff Determination letter, Richard Snyder, Chairman and CEO of Asure Software, indicated "We have been successfully executing our software business plan for several quarters and the return to profitability is working. We believe our continued progress will favorably impact our share price."

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a suite of on-demand workforce management software and services. Asure's market-leading products include workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, meeting room management, and asset tracking. With additional offices in Seekonk, Mass., Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

Safe Harbor

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Asure Software's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and in the Company's Quarterly Report on Form 10-Q for the most recently ended fiscal quarter.

Investor contact:
Jay Peterson
512-437-2476
jay_peterson@asuresoftware.com

Media contact:
Lisa Flynn
512-437-2678
lisa_flynn@asuresoftware.com